Exhibit 19.1

COMPASS THERAPEUTICS, INC.

INSIDER TRADING COMPLIANCE POLICY

Compass Therapeutics, Inc., a Delaware corporation (“Compass” or the “Company”) prohibits:

●	insider trading in the Company’s securities (“Securities”)[1]; and

●	the unauthorized disclosure of confidential information that might enable others to engage in insider trading in the Securities.

Compass adopted this Insider Trading Compliance Policy (“Insider Trading Compliance Policy” or “Policy”) to prevent insider trading. One of the principal purposes of the federal securities laws is to prohibit so-called “insider trading.” Simply stated, insider trading occurs when a person uses material nonpublic information obtained through Compass to make decisions to purchase, sell, give away, or otherwise trade in Compass securities (or the securities of certain other companies) or provide that information to others outside of the Company. In this Insider Trading Compliance Policy, we will discuss how you must comply with the laws against insider trading to avoid potential serious penalties.  We also seek to fulfill our obligation to educate and reasonably supervise the activities of employees, officers, directors, and consultants who own or trade in the Company’s stock as part of our corporate compliance program.  There are severe civil and criminal penalties associated with violations by you, your colleagues, or the Company under insider trading laws.

This Policy is divided into three parts:

1)

Part I: Overview of Prohibition on Insider Trading – Outlines the general prohibition on insider trading, specifies its applicability to all directors, officers, employees, and certain consultants, defines key terms, and provides an overview of penalties and reporting requirements.

2)	Part II: Insider Trading Procedures for Insiders - Imposes additional special trading restrictions and procedures for certain “Insiders” (as defined in Section I.A. below).

3)	Part III: Exemptions and Waivers from Insider Trading Restrictions – Identifies the limited circumstances where exemptions or waivers may be granted to the Policy.

It is your obligation to review, understand, and comply with this Insider Trading Compliance Policy.  Please take the time to become familiar with its content. If you have questions about the Policy or your stock ownership or any trading activities, please speak with Jonathan Anderman, our General Counsel, or his designee (the “Compliance Officer”).

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1 The law defines “securities” broadly to include common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities.

PART I.  OVERVIEW OF PROHIBITION ON INSIDER TRADING

A.         Applicability - To Whom does this Insider Trading Compliance Policy Apply?

This Insider Trading Compliance Policy applies to all of us – this includes the Compass board of directors (the “Board”), officers, employees, and certain consultants, as well as our Affiliates (as defined below), and to multiple methods of trading in the Securities, such as purchases or sales of stock, options or other forms of equity. “Affiliates” (as defined by the securities laws), includes:

●

your family members, which includes (a) your spouse or domestic partner, children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws who reside in the same household as you, (b) your children or your spouse’s children who do not reside in the same household as you but are financially dependent on you, (c) any of your other family members who do not reside in your household but whose transactions are directed by you, and (d) any other individual over whose account you have control and to whose financial support you materially contribute;

●

all trusts, family partnerships and other types of entities formed for your benefit or for the benefit of a member of your family over which you have the ability to influence or direct investment decisions concerning securities;

●	all persons who execute trades on your behalf, e.g., your stockbroker; and

●	all investment funds, trusts, retirement plans, partnerships, corporations and other entities for which you have the ability to influence or direct investment decisions concerning securities.[2]

You are responsible for ensuring compliance with this Insider Trading Compliance Policy, including the Insider Trading Procedures contained herein, by all of your Affiliates.  We recommend you obtain advice from your legal and financial advisors regarding trading in Compass Securities by your Affiliates.

1.         Special Procedures for “Insiders” with Regular Access to Inside Information

Members of our Board and our executive officers are deemed to have access to all “inside information” under insider trading laws.  Other officers, employees and consultants may also require regular access to “inside information” in performing their work.  For this reason and for their protection, additional trading procedures apply to these directors, officers, employees and consultants.  We will notify all members of the Board, officers and designated employees and consultants (collectively, and solely for the purpose of this Policy, “Insiders”) that they are subject to these additional trading procedures that are set forth in Part II of this Policy (the “Insider Trading Procedures”).  All Insiders must comply with these Insider Trading Procedures, which may include trading blackout period restrictions, trading window periods, and pre-clearance requirements. You will be notified if you are an Insider.

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2 Please note that the Insider Trading Procedures do not apply to entities that engage in the investment of securities in the ordinary course of its business (e.g., mutual funds, investment funds) if such entity has its own insider trading controls in compliance with applicable securities laws and an Insider has represented to the Company that such Insider’s Affiliates: (a) engage in the investment of securities in the ordinary course of their respective businesses; (b) have established insider trading controls in compliance with applicable securities laws; and (c) are aware such securities laws prohibit any person or entity who has material, nonpublic information concerning the Company from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities.

2.         Post-Termination Responsibilities

If you leave the Company for any reason, this Policy, including, if applicable, the Insider Trading Procedures, will continue to apply to you and your Affiliates until the completion of one full trading day after any material nonpublic information known to you has become public or is no longer material.

B.         General Prohibition – What is Prohibited by this Insider Trading Compliance Policy?

It is generally illegal for you to trade in Compass Securities, whether for your account or for the account of another, while in the possession of material, nonpublic information about Compass or its business activities.  It is also generally illegal for you to disclose material, nonpublic information about Compass or its business to others who may trade on the basis of that information.  In addition, if we receive material, non-public information from collaborators or from other companies that do business with Compass, then these same prohibitions would apply to trading in the securities of these other companies’ securities.  These illegal activities are commonly referred to as “insider trading.”

When you are in possession of material, nonpublic information about Compass, whether positive or negative, you are prohibited from the following activities:

●	trading (whether for your account of for the account of another) in Securities, except for trades made in compliance with a valid Rule 10b5-1 trading plan;[3]

●	giving trading advice of any kind about Compass; and

●	disclosing any material, nonpublic information about Compass, whether positive or negative, to anyone else (commonly known as “tipping”).

Providing material nonpublic information about Compass to another person who may trade or advise others to trade on the basis of that information is known as “tipping” and is illegal. You are prohibited from providing material nonpublic information about Compass to a friend, relative, or anyone else who might buy or sell a security or other financial instrument on the basis of that information, whether or not you intend to or actually do realize a profit (or any other benefit) from such tipping. Additionally, you are prohibited from recommending to any person that such person engage in or refrain from engaging in any transaction involving Compass’s securities, or otherwise give trading advice concerning Compass’s securities, if you are in possession of material nonpublic information about Compass.

This Policy’s prohibitions against insider trading and tipping also apply to trading in securities of other companies, including our suppliers, partners and other entities with which we are working (e.g. the target of an acquisition, investment, collaboration, or other transaction). Whenever, during the course of your service to or employment by Compass, you become aware of material nonpublic information about another company, including any confidential information that is reasonably likely to affect the market price of that company’s securities, neither you nor your Affiliated Persons may trade in any securities of that company, give trading advice about that company, tip or disclose that information, pass it on to others, or engage in any other action to take advantage of that information. If your work regularly involves handling or discussing confidential information of one of Compass’s partners, suppliers, or customers, you should consult with the Compliance Officer before trading in any of that company’s securities.

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3 Under Rule 10b5-1 of the Exchange Act, you are permitted to enter a written binding plan with your stock broker to trade in the Securities before you knew or had possession of material, nonpublic information and certain other conditions are satisfied. If you are interested in such a plan, you should consult our 10b5-1 Trading Plan Policy and discuss with the Compliance Officer.

These prohibitions on insider trading do not apply to:

(1)	an exercise of an employee stock option when payment of the exercise price is made solely in cash to Compass; or

(2)	the withholding by Compass of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made by the Insider in compliance with this Policy.

These prohibitions on insider trading do apply to:

(1)	the sale of Securities on or after the exercise of an employee stock option;

(2)	the use of outstanding Securities to pay part or all of the exercise price of an option; and

(3)	any sale of stock as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating cash needed to pay the exercise price of an option.

The above discussion is a summary - please read the details below on the precise circumstances under which this Policy applies. These prohibitions continue whenever and for as long as you know or are in possession of material, nonpublic information.  Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight, and often with access to stock trading records and your communications regarding the transactions.  As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

C.         Material, Nonpublic Information - What is It?

This Insider Trading Compliance Policy prohibits you from trading in Compass Securities if you are in possession of information about Compass or its business that is both (1) “material” and (2) “nonpublic.”  If you have a question whether certain information you are aware of is material or has been made public, you are encouraged to consult with the Compliance Officer.

1.         “Material” Information

Information about the Compass is “material” if it could reasonably be expected to affect the investment or voting decisions of a stockholder or investor.  Similarly, information is “material” if its disclosure could reasonably be expected to significantly alter the total mix of information in the marketplace about Compass and affect investor views.  In simple terms, material information is any type of information that could reasonably be expected to affect the price of the Securities.  Both positive and negative information may be material.  While it is not possible to identify all information that would be deemed “material,” the following items are types of information that should be considered carefully to determine whether they are material:

●	program developments, regulatory or clinical status or updates, including communications with regulatory authorities, prior to issuance of a press release or public update;

●	significant developments regarding collaborations, products, customers, suppliers, orders, contracts, or financing sources (e.g., the acquisition or loss of a contract);

●	potential collaboration discussions or information about an unannounced new collaboration, financing, or other similar deals;

●	projections of future earnings or losses, or other earnings guidance;

●	earnings or revenue that are inconsistent with the consensus expectations;

●	potential restatements of the Company’s financial statements, changes in auditors, or auditor notification that the Company may no longer rely on an auditor’s audit report;

●	pending or proposed corporate mergers, acquisitions, tender offers, joint ventures, or dispositions of significant assets;

●	changes in senior management or the Board;

●	significant actual or threatened litigation or governmental investigations;

●	a major cybersecurity incident;

●	changes in dividend policy, declarations of stock splits, or public or private sales of securities;

●	potential defaults under the Company’s credit agreements or indentures, or the existence of material liquidity deficiencies; and

●	bankruptcies or receiverships.

In some situations, the above events may not be material and in others, consultation with the Compliance Officer may help you determine that it has been publicly disclosed.  In each situation, you should carefully consider and seek advice to determine their materiality (although some determinations will be reached more easily than others). For example, some new products or clinical data may clearly be material to one company and not to a larger company with multiple products; yet that does not mean that all product developments or clinical data will be material. This demonstrates, in our view, why no “bright-line” standard or list of items can adequately address the range of situations that may arise. Furthermore, we cannot create an exclusive list of events and information that have a higher probability of being considered material.

The SEC has stated that there is no fixed quantitative threshold amount for determining materiality, and that even very small quantitative changes can be qualitatively material if they would result in a movement in the price of the Securities.

2.         “Nonpublic” Information

Material information is “nonpublic” when it is not generally available to investors.  The rationale is to provide all investors with an equal opportunity to access material information when making investment decisions.  To claim information is “public,” we have to be able to point to some fact that establishes that the information has become publicly available, such as the filing of a report with the SEC, distributing a press release through a widely disseminated news or wire service, or by other means (e.g. pre-announced webcast presentation or website publication) that are reasonably designed to provide broad public access. You can review recent disclosures through our public press releases or securities filings on the Company’s website (https://www.compasstherapeutics.com/news/).

Information is not considered public at the moment it is disclosed.  Before a person who possesses material, nonpublic information can trade, there also must be adequate time for the market as a whole to access and absorb the new information.  For the purposes of this Policy, information will be considered public one full trading day after the close of the stock market following Compass’s public release of the information.

For example, if Compass announces material nonpublic information of which you are aware before trading begins on a Tuesday, the first time you can buy or sell Compass Securities is the opening of the market on Wednesday.  However, if Compass announces this material information after trading begins on that Tuesday, the first time that you can buy or sell Compass Securities is the opening of the market on Thursday.

D.        Penalties - What are the Penalties for Insider Trading and Noncompliance with this Policy?

Both the SEC and the national securities exchanges, through the Financial Industry Regulatory Authority (“FINRA”), investigate and are very effective at detecting insider trading.  They have direct access to examine all trades and typically request names of employees and Insiders from companies following a public announcement (positive or negative) that impacts a company’s stock price to determine whether suspect insider trading has occurred.  The SEC and other government enforcement authorities pursue insider trading violations vigorously – they have successfully prosecuted cases for trading by employees in foreign accounts, trading by family members and friends, and trading involving only a small number of shares.

The penalties for violating insider trading or tipping rules can be severe and include:

●	disgorgement of the profit gained or loss avoided by the trading;

●	payment of the loss suffered by the persons who purchased or sold, as applicable, securities of the same class at prices impacted by the insider trading;

●	payment of criminal penalties of up to $5,000,000;

●	payment of civil penalties of up to three times the profit made or loss avoided; and

●	imprisonment for up to 20 years.

The Company and/or the supervisors of the person engaged in insider trading may also be required to pay civil penalties of up to the greater of $1,525,000 or three times the profit made or loss avoided, criminal penalties of up to $25,000,000, and could under certain circumstances be subject to private lawsuits.

Violation of this Policy or any federal or state insider trading laws may subject the person to disciplinary action by Compass, up to and including termination.  Compass reserves the right to determine, in its own discretion, whether this Policy has been violated.  Compass may determine that specific conduct violates this Policy, whether or not the conduct also violates the law.  It is not necessary for Compass to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

E.         Reporting - How Do You Report a Violation of this Policy?

If you have a question about this Policy, including whether certain information you are aware of is material or has been made public, you are encouraged to consult with the Compliance Officer. If you are aware of a violation of this Policy, you should report it immediately to the Compliance Officer or through our established whistleblower hotline and reporting systems outlined in the Compass Employee Handbook. In addition, if you violate this Policy or any federal or state laws governing insider trading, or know of any such violation by any Compass director, officer or employee, you should report the violation immediately to the Compliance Officer.

PART II.  INSIDER TRADING PROCEDURES FOR INSIDERS

A.         Special Trading Restrictions Applicable to Insiders

In addition to the restrictions on trading in Compass Securities set forth above, Insiders and their Affiliates are subject to the following special trading restrictions:

1.         Prohibited Transactions at Any Time:

●	No Short Sales. No Insider may at any time sell any Compass Securities of that are not owned by such Insider at the time of the sale (a “short sale”).

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No Purchases or Sales of Derivative Securities or Hedging Transactions.  No Insider may buy or sell puts, calls, other derivative securities of Compass or any derivative securities that provide the economic equivalent of ownership of any of Compass’s Securities or an opportunity, direct or indirect, to profit from any change in the value of Compass’s Securities or engage in any other hedging transaction with respect to Compass’s Securities, at any time.

●	No Company Securities Subject to Margin Calls. No Insider may use Compass’s Securities as collateral in a margin account.

●	No Pledges. No Insider may pledge Compass Securities as collateral for a loan (or modify an existing pledge).

2.         Gifts

No Insider may give or make any other transfer of Compass Securities without consideration (e.g. a gift or limited partner distribution, in the case of a fund) during a period when the Insider is not permitted to trade unless the donee agrees not to sell the shares until such time as the Insider can sell.

3.         No Trading During Retirement Plan Blackout Periods

If Compass adopts a policy to allow ownership of Compass stock in the Company’s 401(k) or other retirement plan, then no Insider may trade in any Compass Securities, which were acquired in connection with such Insider’s service or employment with the Company, during a retirement plan “blackout period” except as specifically permitted below.  A blackout period includes any period of more than three (3) consecutive business days during which at least fifty percent (50%) of all participants and beneficiaries under all of the individual account plans maintained by Compass and members of its controlled group are prohibited from trading in Compass Securities through their plan accounts.  Insiders will receive advance notice of any such blackout period from the Compliance Officer.

4.         Special Blackout Periods

There are times when Compass or certain members of its Board or senior management or other team members (which may extend beyond Insiders) may be aware of a material, nonpublic development. Although an Insider may not know the specifics of such development, if an Insider engages in a trade before such development is disclosed to the public or resolved, such Insider and Compass might be exposed to a charge of insider trading that could be costly and difficult to refute. In addition, a trade by an Insider during such period could result in adverse publicity for Compass.

Therefore, Insiders may not trade in Compass Securities if they are notified of a blackout because of the existence of a material, nonpublic development. The Compliance Officer will subsequently notify the Insiders once the material nonpublic development is disclosed to the public or resolved and that, as a result, the trading window is again open. While the Compliance Officer will undertake reasonable efforts to notify the Insiders that material, nonpublic events have developed, or are soon likely to develop, it is each Insider’s individual duty to ensure that they do not make any trade in Compass Securities when material, nonpublic information exists, regardless of whether such Insider is aware of such development.

B.        Pre-Clearance Procedures

No Insider may trade in Compass Securities unless the trade has been approved by the Compliance Officer (or a designated alternative approver) in accordance with the procedures set forth below.  The Compliance Officer will review, and as appropriate consult with either the CEO or CFO, and either approve or prohibit all proposed trades by Insiders in accordance with the procedures set forth below.  The Compliance Officer may consult with the Company’s other officers and/or outside legal counsel and will receive approval for his/her own trades from the CEO or the CFO.

1.         Procedures

No Insider may trade in Compass Securities until:

1)

Stock Transaction Request Form - The Insider has notified the Compliance Officer of the amount and nature of the proposed trade(s) using the Stock Transaction Request Form attached to this Policy as Exhibit A.  In order to provide adequate time for the preparation of any required reports under Section 16 of the Securities and Exchange Act, as amended (“Exchange Act”), a Stock Transaction Request Form should, if practicable, be received by the Compliance Officer at least two (2) business days prior to the intended trade date;

2)	MNPI Certification – The Insider has certified to the Compliance Officer in writing prior to the proposed trade(s) that the Insider is not in possession of material, nonpublic information;

3)

Rule 144 Certification - The Insider has informed the Compliance Officer, using the Stock Transaction Request Form, whether, to the Insider’s best knowledge, (a) the Insider has (or is deemed to have) engaged in any opposite way transactions within the previous six months that were not exempt from Section 16(b) of the Exchange Act and (b) if the transaction involves a sale by an “affiliate” of the Company or of “restricted securities” (as such terms are defined under Rule 144 under the Securities Act of 1933, as amended (“Rule 144”)), whether the transaction meets all of the applicable conditions of Rule 144; and

4)

Approval - The Compliance Officer or other designated approver has approved the trade(s) and has certified such approval in writing.  Such certification may be made via digitally-signed electronic mail.

The Compliance Officer does not assume the responsibility for, and approval from the Compliance Officer does not protect the Insider from, the consequences of prohibited insider trading.

2.         Additional Information

Insiders shall provide to the Compliance Officer any documentation reasonably requested by him or her in furtherance of the foregoing procedures.  Any failure to provide such requested information will be grounds for denial of approval by the Compliance Officer.

3.         Notification of Brokers of Insider Status

Insiders who are required to file reports under Section 16 of the Exchange Act shall inform any broker-dealers they utilize that: (a) the Insider is subject to Section 16; (b) the broker shall confirm that any trade by the Insider or any of their affiliates has been precleared by Compass; and (c) the broker is to provide transaction information to the Insider and/or Compliance Officer on the day of a trade.

4.         No Obligation to Approve Trades

The existence of the foregoing approval procedures does not obligate the Compliance Officer to approve any trade request.  The Compliance Officer may reject any trading request at his or her sole discretion.

From time to time, an event may occur that is material to Compass and is known by only a few directors or executives.  Insiders may not trade in Compass Securities if they are notified by the Compliance Officer that a proposed trade has not been cleared because of the existence of a material, nonpublic development.  Even if that particular Insider is not aware of the material, nonpublic development involving the Company, if any Insider engages in a trade before a material, nonpublic development is disclosed to the public or resolved, the Insider and Compass might be exposed to a charge of insider trading that could be costly and difficult to refute even if the Insider was unaware.  So long as the event remains material and nonpublic, the Compliance Officer may determine not to approve any transactions in Compass’s Securities.  The Compliance Officer will subsequently notify the Insider once the material, nonpublic development is disclosed to the public or resolved.  If an Insider requests clearance to trade in Compass’s Securities during the pendency of such an event, the Compliance may reject the trading request without disclosing the reason.

5.         Completion of Trades

After receiving written clearance to engage in a trade from the Compliance Officer, an Insider must complete the proposed trade within two (2) business days or make a new trading request, unless otherwise specified by the Compliance Officer.

6.         Post-Trade Reporting

Any transactions in Compass Securities by an Insider (including transactions effected pursuant to a Rule 10b5-1 Plan) must be reported to the Compliance Officer by completing the “Confirmation of Transaction” section of the Stock Transaction Request form attached to this Insider Trading Compliance Policy on the same day in which such a transaction occurs.  Each report an Insider makes to the Compliance Officer should include the date of the transaction, quantity of shares, price and broker-dealer through which the transaction was effected.  This reporting requirement may be satisfied by sending (or having such Insider’s broker send) duplicate confirmations of trades to the Compliance Officer if such information is received by the Compliance Officer on or before the required date.  Compliance by directors and executive officers with this provision is imperative given the requirement of Section 16 of the Exchange Act that these persons generally must report changes in ownership of the Securities within two business days.  The sanctions for noncompliance with this reporting deadline include mandatory disclosure in the Company’s proxy statement for the next annual meeting of stockholders, as well as possible civil or criminal sanctions for chronic or egregious violators.

PART III.  EXEMPTIONS AND WAIVERS FROM INSIDER TRADING RESTRICTIONS

A.	Pre-Approved Rule 10b5-1 Plan

Rule 10b5-1 of the securities laws permits trading plans allowing a person to authorize future trading by entering into a Plan when they are not in possession of material, nonpublic information. After entering a Plan, a trade under that Plan will not be subject to this Policy’s trading windows, retirement plan blackout periods or pre-clearance procedures, and Insiders are not required to complete a Stock Transaction Request. If you are interested, inquire about our separate Rule 10b5-1 Trading Plan Policy and its requirements.

B.	Employee Benefit Plans

1.         Exercise of Stock Options

The trading prohibitions and Insider Trading Procedures do not apply to the exercise of a stock option to purchase Compass Securities when payment of the exercise price is solely made in cash and the Securities are held, not sold.  The trading prohibitions and Insider Trading Procedures do apply to: (a) the same day or subsequent sale of the Securities acquired on the exercise of a stock option; (b) the use of outstanding Securities to pay part or all of the exercise price of an option; (c) any net option exercise, exercise of a stock appreciation right, or share withholding; or (d) any sale of stock as part of a broker-assisted cashless exercise of an option or any other market sale to generate cash to pay the exercise price of an option.

For directors and executive officers subject to Section 16 of the Exchange Act, the exercise of an option to purchase Compass Securities (and any subsequent sale) each triggers the obligation to file a Form 4 within two days, which is one reason we require post-trade reporting as described in Section II.B.6.

2.         Tax Withholding on Restricted Stock/Units

The trading prohibitions and restrictions set forth in the Insider Trading Procedures do not apply to the withholding by the Company of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made by the director, officer or employee in compliance with the Insider Trading Procedures.

3.         Retirement Plan

The trading prohibitions and restrictions set forth in the Insider Trading Procedures do not apply to purchases of Securities in any 401(k) Plan of the Company (the “Retirement Plan”) resulting from periodic contributions by Insiders to the Retirement Plan pursuant to payroll deduction elections.  Such prohibitions and restrictions do apply, however, to certain elections under the Retirement Plan, such as: (a) increasing or decreasing the percentage of periodic contributions that will be allocated to the Company stock fund; (b) making an intra-plan transfer of an existing account balance into or out of the Company stock fund; (c) borrowing money against or receiving a distribution from the Retirement Plan account if the loan or distribution will result in a liquidation of some or all of such stock fund balance; and (d) pre-paying a plan loan if the pre-payment will result in an allocation of loan proceeds to the Company stock fund.

C.	Waivers

A waiver of any provision of this Policy, or the Insider Trading Procedures contained herein, in a specific instance may be authorized in writing by either the Compliance Officer or the Audit Committee of the Board, and any such material waiver shall be reported to the Committee or the Board.

ACKNOWLEDGEMENT

This Insider Trading Compliance Policy will be delivered to all current Insiders and to all directors, officers, and employees and consultants following its adoption or thereafter at the start of their employment or relationship with Compass.  Each individual must acknowledge that he or she has received a copy and agrees to comply with the terms of this Insider Trading Compliance Policy, and, if applicable, the Insider Trading Procedures contained herein via a written acknowledgement of acceptance or other system designated by the Company.  A form of Acknowledgement is attached as Exhibit B.

All directors, officers, and employees and consultants will be required upon the Company’s request to re-acknowledge and agree to comply with the Insider Trading Compliance Policy (including any amendments or modifications).  For such purpose, an individual will be deemed to have acknowledged and agreed to comply with the Insider Trading Compliance Policy, as amended from time to time, when copies of such items have been delivered by regular or electronic mail (or other delivery option used by the Company) by the Compliance Officer.

*          *          *

Questions regarding this Insider Trading Compliance Policy are encouraged and may be directed to the Compliance Officer.

ADOPTED:      June 2020

LAST UPDATED:        January 2025

EXHIBIT A

STOCK TRANSACTION REQUEST

Pursuant to Compass Therapeutics, Inc.’s (the “Company”), Insider Trading Compliance Policy, I hereby notify the Company of my intent to trade the securities of the Company as indicated below:

REQUESTER INFORMATION Insider’s Name: _________________________________________
INTENT TO PURCHASE
Number of shares:	__________________________

Intended trade date:	__________________________

Means of acquiring shares:	☐	Acquisition through employee benefit plan (please specify): ___________________________________________________________
	☐	Purchase through a broker on the open market
	☐	Other (please specify): ________________________________________
INTENT TO SELL
Number of shares:	__________________________

Intended trade date:	__________________________

Means of selling shares:	☐	Sale through employee benefit plan (please specify): ___________________________________________________________
	☐	Sale through a broker on the open market
	☐	Other (please specify): ________________________________________
SECTION 16		RULE 144 (not applicable if transaction is purchase)]

☐	I am not subject to Section 16.	☐ I am not an “affiliate” of the Company and the transaction requested above does not involve the sale of “restricted securities” (as such terms are defined under Rule 144 under the Securities Act of 1933, as amended).

☐	To the best of my knowledge, I have not (and am not deemed to have) engaged in an opposite way transaction within the previous 6 months that was not exempt from Section 16(b) of the Exchange Act.	☐ To the best of my knowledge, the transaction requested will meet all of the applicable conditions of Rule 144.

☐	None of the above.	☐ The transaction requested is being made pursuant to an effective registration statement covering such transaction.

☐ None of the above.

CERTIFICATION

I hereby certify that I am not (1) in possession of any material, nonpublic information concerning the Company, as defined in the Company’s Insider Trading Compliance Policy and (2) purchasing any securities of the Company on margin in contravention of the Company’s Insider Trading Procedures.  I understand that, if I trade while possessing such information or in violation of such trading restrictions, I may be subject to severe civil and/or criminal penalties, and may be subject to discipline by the Company including termination.

Insider’s Signature	Date
AUTHORIZED APPROVAL

Signature of Compliance Officer (or designee)	Date

*NOTE: Multiple lots must be listed on separate forms or broken out herein.

EXHIBIT B

ACKNOWLEDGMENT

I hereby acknowledge that I have read, that I understand, and that I agree to comply with, the Insider Trading Compliance Policy of Compass Therapeutics, Inc., a Delaware corporation (the “Company”).  I further acknowledge and agree that I am responsible for ensuring compliance with the Insider Trading Compliance Policy and the Insider Trading Procedures included therein by all of my “Affiliates”.  I also understand and agree that I will be subject to sanctions, including termination of employment, that may be imposed by the Company, in its sole discretion, for violation of the Insider Trading Compliance Policy, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent against the transfer of any Securities in a transaction that the Company considers to be in contravention of the Insider Trading Compliance Policy.

Date:	Signature:

Name:

Title: